EXHIBIT 10H

Summary of Cognex Corporation Annual Bonus Program

Cognex Corporation (the “Company”) maintains a performance-based annual bonus program (the “Bonus Program”) for employees (including the Company’s executive officers), other than those employees on a sales commission plan. Each participant in the Bonus Program is assigned a target annual cash bonus. Participants may earn their bonuses based on the achievement of certain financial goals set forth in the Company’s annual budget related to adjusted operating income as a percentage of revenue (we refer to this metric as “adjusted EBITDA percentage”).

Once the adjusted EBITDA percentage criterion is met, the amount each employee at director level and above (which includes the Company’s executive officers) receives depends upon the achievement of individual performance goals, which are established annually. Once the minimum level of adjusted EBITDA percentage has been achieved, each employee’s eligible bonus is calculated as follows:

•if the actual adjusted EBITDA percentage is above the minimum level but below the adjusted EBITDA percentage target in the annual budget, each employee is eligible to receive a pro-rata portion of his or her target bonus;

•if the actual adjusted EBITDA percentage is equal to the adjusted EBITDA percentage target in the annual budget, each employee is eligible to receive 100% of his or her target bonus; and

•if the actual adjusted EBITDA percentage is above the adjusted EBITDA percentage target in the annual budget, all “exempt” employees are eligible to receive an additional amount depending upon his or her grade level up to a maximum level approved by the Compensation Committee.

The Compensation Committee approves the target bonus for each employee at vice president level and above (which includes the Company’s executive officers), and the amount by which each individual can participate in any increase due to Company performance in excess of the adjusted EBITDA percentage target. The target bonus amount is based upon a percentage of base salary with the percentage based upon the individual’s level of responsibility. Individual performance goals are established annually and generally relate to near-term strategic, financial and operational performance that supports the Company’s business objectives.